UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 17, 2006

NOVADEL PHARMA INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incoporation)		Identification No.)

25 Minneakoning Road
Flemington, New Jersey 08822
(Address of principal executive offices)  (Zip Code)

(908) 782-3431
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On January 17, 2006, the stockholders of NovaDel Pharma Inc. (the “Company”), upon recommendation of the Board of Directors of the Company (the “Board”), approved the NovaDel Pharma Inc. 2006 Equity Incentive Plan (the “2006 Plan”). The 2006 Plan authorizes the grant of several types of stock-based awards, including stock options, stock appreciation rights and stock (including restricted stock). The purpose of the 2006 Plan is to retain and motivate Company executives, other employees, consultants and directors while at the same time aligning their interests with those of the Company’s stockholders. The amount of shares to be reserved for issuance under the 2006 Plan is 6 million shares.

A copy of the 2006 Plan, including the forms of agreements for awards granted thereunder, can be found in Exhibit 10.1 filed herewith and is incorporated herein by reference. A summary of the material features of the 2006 Plan is set forth in the Company’s Proxy Statement for the 2006 annual meeting of stockholders (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on December 27, 2005. The summaries of the 2006 Plan contained herein and in the Proxy Statement are qualified in their entirety by reference to the full text of the 2006 Plan.

On January 17, 2006, the Compensation Committee of the Board of the Company approved the following changes to the compensation and reimbursement practices for its members of the Board. Directors who are not employees and are independent receive fees of $2,000 for each meeting of the Board attended in person or $1,000 if participated in by telephone. Non-employee independent directors are also compensated $3,000 per annum for serving on, or $5,000 per annum for chairing, a committee of the Board. Non-employee independent directors are also awarded options to purchase 100,000 shares of Common Stock upon their election to the Board, to vest in three equal annual installments beginning on the first anniversary of their appointment. In addition, non-employee independent directors annually are to be awarded options to purchase 50,000 shares of Common Stock at the time of their re-election to the Board. Such annually awarded options vest in three equal annual installments beginning on the first anniversary of their appointment. Non-employee independent directors are also reimbursed for expenses incurred in connection with their attendance at meetings of the Board or committees thereof.

On January 17, 2006, as a result of his election to the Board of the Company, Mr. Steven B. Ratoff entered into a Nonqualified Stock Option Agreement with the Company, pursuant to which Mr. Ratoff received a grant of options to acquire 100,000 shares of Common Stock of the Company at an exercise price of $1.36 per share. The options vest as follows: 33,333 on January 17, 2007, 33,333 on January 17, 2008 and 33,334 on January 17, 2008. Such options were issued under the Company’s 1998 Stock Option Plan and expire on January 16, 2011.

On January 17, 2006, as a result of their re-election to the Board of the Company, Mr. Thomas E. Bonney, Dr. William F. Hamilton, Ph.D. and Mr. Charles Nemeroff each entered into a Nonqualified Stock Option Agreement with the Company, pursuant to which each received a grant of options to acquire 50,000 shares of Common Stock of the Company at an exercise price of $1.36 per share. The options vest as follows: 16,666 on January 17, 2007, 16,667 on January 17, 2008 and 16,667 on January 17, 2008. Such options were issued under the Company’s 1998 Stock Option Plan and expire on January 16, 2011.

Item 7.01.   Regulation FD Disclosure.

On January 17, 2006, the Company issued a press release to announce the election of directors to the Board, the approval of the 2006 Plan, stockholder ratification of the selection of auditor for the Company, the election of the Chairman of the Board and the appointment to the newly-created position of Lead Independent Director, as further discussed in Items 1.01 above and 8.01 below, which are incorporated by reference herein. Such press release is attached hereto as Exhibit 99.1 and is being furnished pursuant to this Item 7.01 of this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01.   Other Events.

At the Company’s 2006 Annual Meeting of Stockholders, Jan H. Egberts, M.D. and Steven B. Ratoff were duly elected and Thomas E. Bonney, William F. Hamilton, Ph.D., J. Jay Lobell and Charles Nemeroff, M.D., Ph.D. were duly re-elected as directors of the Company.

Stockholders ratified the selection of J.H. Cohn LLP by the Audit Committee of the Board to act as the Company’s independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending July 31, 2006.

In addition, the Board elected Jan H. Egberts, the Company’s President and Chief Executive Officer, to the post of Chairman of the Board and named William F. Hamilton, Ph.D. to the newly-created position of Lead Independent Director.

Item 9.01.   Financial Statements and Exhibits.

(d)     Exhibits.

10.1	NovaDel Pharma Inc. 2006 Equity Incentive Plan and Forms of Award Agreements.

99.1	Press release dated January 17, 2006, titled “NovaDel Stockholders Approve Board Members
At Annual Stockholders’ Meeting.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc. By: /s/ Michael E.B. Spicer ————————————————— Name: Michael E.B. Spicer Title: Chief Financial Officer

Date: January 23, 2006

EXHIBIT INDEX

Exhibit	Description
10.1	NovaDel Pharma Inc. 2006 Equity Incentive Plan and Forms of Award Agreements.

99.1	Press release dated January 17, 2006, titled “NovaDel Stockholders Approve Board Members
At Annual Stockholders’ Meeting.”